Exhibit 10.9

Applied Therapeutics Inc. 340 Madison Avenue, 19th Floor New York, NY 10173 212.220.9319 www.appliedtherapeutics.com

CONFIDENTIAL

Dear Mr. Funtleyder:

Applied Therapeutics Inc., a Delaware corporation (the “Company”), is pleased to provide this offer to you for the position of Interim Chief Financial Officer (“Interim CFO”) on the terms described below.

1.              Position. The position of Interim CFO will report directly to the Company’s CEO. Your primary duties will be to direct financial operations and reporting, regulatory activities, and other customary support that a CFO provides. By signing this letter, you confirm, subject to paragraph 3 below, that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company upon your specified start date as outlined below. The anticipated start date is December 26, 2018 (the “Start Date”).

2.              Compensation and Employee Benefits. You will be paid a starting salary at the rate of $450,000 per year, to be reviewed annually. You will also be eligible for a discretionary annual bonus.

You will be granted a nonqualified stock option pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 2,887 shares of Common Stock of the Company (the “Option”), at an exercise price that is equal to the fair market value of the Common Stock on the date of grant, which will vest as set forth in the following schedule, subject to your continuous service for the Company through each such vesting date: (1) 25% to vest upon starting the position; (2) 25% to vest on the earlier of pricing of the Initial Public Offering (“IPO”) or the second year anniversary of the date of grant (“Performance Milestone No. 1”); (3) 25% to vest upon the earlier of stock price reaching a 30% increase over the IPO offering price or the third year anniversary of the date of grant (“Performance Milestone No. 2,” together with Performance Milestone No. 1 the “Performance Milestones”); and (4) 25% to vest upon the one year anniversary of the date of grant (the “One-Year Milestone”). Such option package is intended to represent approximately 1.0% of the Company’s outstanding capital stock on a fully diluted basis, as that term is defined by the Company, on the date hereof (“Outstanding Capital Stock”). Upon completion of the Company’s audit for the year ended December 31, 2018, the Company shall review the Outstanding Capital Stock and, in the event that it is determined that it differs from 288,743 shares on a fully diluted basis, then the number of shares granted pursuant to this option package shall be revised to reflect the revised number of shares of capital stock of the Company outstanding on the date hereof, and shall be proportionately prorated for vesting purposes. The complete terms and conditions of your Option will be as set forth in the Plan, and the stock option agreement or grant notice provided by the Company. Subject to your continued service, you will be eligible for additional equity grants in the future in the Board’s discretion.

The Options may be assigned by you to an entity controlled by you, subject to your notifying the Company’s CEO, and compliance with applicable securities laws, provided that no such assignment will occur to the extent it would prevent the Company from registering its equity plan on a Form S-8 following an IPO.

Provided that you execute and allow to become effective a release of claims in a form acceptable to the Company within the timeframes set forth therein, which shall in no event be more than sixty (60) days, then the Option with respect only to the One-Year Milestone shall immediately be accelerated and shall vest upon the occurrence of a Qualifying Termination (as defined below), and for the one year period following the effective date of a Qualifying Termination: (a) your Option will remain outstanding, and (b) the portion of your Option subject to the Performance Milestones will vest upon achievement of the Performance Milestones within that one year period, provided that in no event may the Option vest or continue in effect after the expiration of the term of the Option or any earlier termination of the Option as permitted by the Plan (e.g., upon a change in control or other corporate transaction).

The Option shall immediately be accelerated and shall vest upon the occurrence of a Change of Control (as defined in the Plan).

A “Qualifying Termination” is defined as follows:

(i)                                          Termination of your employment by the Company without “Cause” (as defined in the Plan); or

(ii)                                       Resignation by you due to reduction of your base salary, without your consent, by 20% or more in any 12-month period (other than an across- the-board decrease in base salary applicable to all executive officers of the Company) (“Good Reason”). You shall only be deemed to have resigned for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to resign for Good Reason within thirty (30) days following the first occurrence of the salary reduction you believe constitutes Good Reason; (2) the Company fails to remedy such salary reduction within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

In addition, the Company will pay you a one-time signing bonus in the amount of $30,242, less deductions required by law (the “Sign-On Bonus”). This Sign-On Bonus will be paid on the first regularly scheduled payroll date after the Start Date.

As a regular employee of the Company you will also be eligible to participate in a number of Company-sponsored benefits (customarily available to executive employees), which will be provided to you.

3.              Confidential Information and Invention Assignment Agreement. You will be required. as a condition of your serving as the Company’s Interim CFO, to sign the Company’s standard Employee Confidential Information and Inventions, Non-Solicitation and Non-Competition Assignment Agreement (the “Proprietary Agreement”) except as hereinafter stated. It is understood that you will continue to hold a number of positions, responsibilities and business relationships outside of the Company, including, amongst others, a position at E Squared Capital. The Proprietary Agreement shall provide, as applicable to your situation, that, while you render services to the Company, you agree (i) not to engage in any other position as CFO of a competing biotech company, and (ii) not to compete with the business of the Company, provided that the scope of the noncompetition provision will not preclude you from performing your normal advisory services for E Squared Capital, the details of which qualification will be set forth as agreed upon in the Proprietary Agreement.

4.              Relationship. The arrangement with the Company is for no specific period of time. Your agreement with the Company will be “at will,” meaning that either you or the Company may terminate at any time and for any reason, with or without cause, upon 30 days prior written notice.

5.              Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

6.              Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date and return them to me. As required, by law, your agreement with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as providing any necessary tax identification documentation the Company may request. This offer, if not accepted, will expire at the close of business on December 28, 2018.

With the formalities covered, we are thrilled you are joining the team.

Very truly yours,

Applied Therapeutics Inc.

By:	/s/ Shoshana Shendelman, PhD
Name:	Shoshana Shendelman, PhD
Title:	Chief Executive Officer

ACCEPTED AND AGREED

By:	/s/ Les Funtleyder
Name:	Les Funtleyder